SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2009 (August 24, 2009)

SIRIUS XM RADIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 24, 2009, we issued $257 million aggregate principal amount of 9.75% Senior Secured Notes due 2015 (the “Notes”). We used the net proceeds from the sale of the Notes and cash on hand to terminate and repay in full the Credit Agreement, dated as of February 17, 2009, among us, Liberty Media Corporation, as administrative agent and collateral agent, and Liberty Media, LLC, as lender (the “LM Credit Agreement”). We had a $250 million term loan outstanding under the LM Credit Agreement and an approximately $380,000 purchase money loan outstanding under the LM Credit Agreement. We did not incur any penalties upon the termination and repayment of the LM Credit Agreement. Liberty Media Corporation purchased $50 million aggregate principal amount of Notes in the offering.

The terms of the Notes are governed by an Indenture, dated as of August 24, 2009, between us and U.S. Bank National Association, as trustee. The Notes were sold to J.P. Morgan Securities Inc., UBS Securities LLC and Morgan Stanley & Co. Incorporated as initial purchasers. The Notes were offered to certain non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) and to qualified institutional buyers pursuant to Rule 144A under the Securities Act at a purchase price equal to 97.248% of their principal amount. Interest is payable semi-annually in arrears on March 1 and September 1 at a rate of 9.75% per annum, commencing on March 1, 2010. The Notes will mature on September 1, 2015.

Satellite CD Radio, Inc. and Sirius Asset Management LLC, our wholly owned subsidiaries, guarantee our obligations under the Notes, including the payment of principal and interest. The Notes are not guaranteed by XM Satellite Radio Holdings Inc. (“XM Holdings”), XM Satellite Radio Inc. (“XM”) or any of their respective subsidiaries, which are unrestricted subsidiaries under the Indenture.

The Notes and related guarantees rank senior in right of payment to all of our and the subsidiary guarantors’ existing and future subordinated indebtedness; the Notes and related guarantees rank equal in right of payment with all our and the subsidiary guarantors’ existing and future senior indebtedness; the Notes and related guarantees are effectively senior to all of our and the subsidiary guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral securing the Notes and the related guarantees (after giving effect to any senior liens on the collateral); the liens on the collateral securing the $250 million Term Credit Agreement, dated as of June 20, 2007, among us, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (the “Senior Secured Term Loan”) have priority over the liens securing the Notes and related guarantees, so long as the Senior Secured Term Loan is in existence; and the Notes and the related guarantees are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our subsidiaries and the subsidiary guarantors’ subsidiaries that do not guarantee the Notes (including XM Holdings, XM and their respective subsidiaries). The Notes and related guarantees are secured by first-priority liens on substantially all of our assets and the assets of the subsidiary guarantors (subject to liens previously granted under the Senior Secured Term Loan and certain permitted liens and exceptions).

At our option, we may redeem the Notes at a “make-whole” redemption price prior to September 1, 2012, subject to certain restrictions. In addition, prior to September 1, 2012, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 109.75% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption with the proceeds of certain equity offerings. The Notes are subject to covenants that, among other things, require us to make an offer to repurchase the Notes at 101% of their principal amount in the event of a change of control, and limit our ability and the ability of our restricted subsidiaries to incur more debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens; enter into transactions with affiliates; enter into sale lease-back transactions; merge or consolidate; and transfer or sell assets.

Item 1.02	Termination of a Material Definitive Agreement

The response to Item 1.01 is hereby incorporated into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 is hereby incorporated into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly

Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: August 25, 2009